EXHIBIT 4.7.8

SECOND AMENDMENT

to the

CREDIT AGREEMENT,

dated as of June 30,2003,

among

OLD DOMINION FREIGHT LINE, INC.,

THE LENDERS NAMED HEREIN,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent

Dated February 25, 2005

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT, dated the 25th day of February, 2005 (this “Amendment”), is made in respect of the Credit Agreement dated as of June 30,2003 by and between OLD DOMINION FREIGHT LINE, INC., a Virginia corporation, the Lenders named therein and WACHOVIA BANK, NATIONAL ASSOCIATION, as agent for the Lenders, as amended by the First Amendment To Credit Agreement dated as of April 14, 2004 (as amended, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The parties hereto agree to amend the Credit Agreement as set forth herein.

STATEMENT OF AGREEMENT

WHEREAS, the Borrower has notified the Lenders that it desires to enter into a Note Purchase Agreement dated February 25, 2005 between the Borrower and the purchasers listed therein (the “Note Agreement”), under which the Borrower will be able to borrow up to $300 million from time to time through the issuance of senior unsecured notes; and

WHEREAS, pursuant to the terms of the Note Agreement, the Borrower desires to issue up to (i) $50,000,000 in Series A Senior Notes on February 25, 2005, with such notes having a maturity date of February 25, 2015, and (ii) an additional $25,000,000 in Series A Senior Notes on May 25, 2005 (or on such other date as may be agreed upon by the Borrower and the purchasers of such notes), with such additional notes maturing on February 25, 2015 (collectively, the “Offerings”); and

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement to permit the Offerings, as hereinafter provided, and the Lenders are agreeable to such waiver;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto for themselves and their successors and assigns, agree as follows:

ARTICLE I.

AMENDMENT TO CREDIT AGREEMENT

Section 8.2 of the Credit Agreement is hereby amended by striking the word “and” at the end of clause (x) thereof, replacing the period at the end of clause (xi) thereof with “; and” and adding thereto a new clause (xii) to read in full as follows: “(xii) Indebtedness incurred by the Borrower and ODIS, Inc, as a guarantor, up to an aggregate principal amount of $75,000,000 as a result of the Borrower issuing the Series A Senior Notes pursuant to the terms of the Note Purchase Agreement, as in effect as of the date hereof, dated as of February 25, 2005, between the Borrower and the purchasers named therein.”

ARTICLE II.

EFFECTIVENESS

This Amendment shall be effective when the Agent receives counterparts of this Amendment duly executed by the Borrower and each of the Required Lenders.

ARTICLE III.

MISCELLANEOUS

3.1 Full Force and Effect. Except as expressly amended hereby and waived in Section 3.6, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after being amended by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended and waived hereby.

3.2 Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

3.3 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

3.4 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

3.5 Fees and Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, execution and delivery of this Amendment and the other documentation prepared in connection therewith, including without limitation, all reasonable attorney’s fees.

3.6 Most Favored Lender. The Required Lenders hereby waive their rights under Section 6.11 of the Credit Agreement with respect to the Note Agreement as in effect as of the date hereof.

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IN WITNESS WHEREOF, the Borrower, Wachovia, as Lender, Issuing Lender, Swingline Lender and Agent, and the Required Lenders have caused this Amendment to be executed by their duly authorized officers all as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC., as Borrower

By:	/s/ J.Wes Frye
	Name:	J. Wes Frye
	Title:	Senior Vice President – Finance/ Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Andrew Payne
	Name:	Andrew Payne
	Title:	Director

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BANK OF AMERICA, N.A., as a Lender

By:	/s/ Leesa C. Sluder
	Name:	Leesa C. Sluder
	Title:	Senior Vice President

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BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Preston W. Bergen
	Name:	Preston W. Bergen
	Title:	Senior Vice President

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